UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2014

Intermolecular, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35348	20-1616267
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 582-5700
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  2.02.         RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 6, 2014, Intermolecular, Inc. announced its financial results for the fourth quarter of fiscal 2013, ended December 31, 2013, as well as a reduction in force. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in Item 2.02 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

ITEM  2.05.         COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On February 3, 2014, the Company instituted a reduction in force, which is anticipated to be completed during the first quarter of 2014, as part of an overall plan to reduce the Company’s cost structure. The reduction in force constituted approximately 18% of the Company’s workforce. As a result of the reduction in force, the Company expects to incur total expenses relating to termination benefits of approximately $1.1 million, which primarily represents cash expenditures the Company expects to pay out over the next three months. Intermolecular will record these charges in the first quarter ending March 31, 2014. In the aggregate, the Company expects to realize annual cost savings between $6 million and $7 million.

ITEM  5.02.         DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 3, 2014, J. Craig Hunter resigned his employment as Intermolecular’s Senior Vice President of Global Sales and Marketing. On an interim basis, Mr. Hunter’s responsibilities have been assumed by David E. Lazovsky, Intermolecular’s President and Chief Executive Officer.

ITEM  9.01.         FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished and not filed:

99.1        Press Release dated February 6, 2014, entitled “Intermolecular Announces Fourth Quarter 2013 Financial Results”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOLECULAR, INC.

Date: February 6, 2014	By:	/s/ David E. Lazovsky
David E. Lazovsky
President and Chief Executive Officer